Exhibit 99.1

oldnational.com

Media Contact:
Scott Reinhard
(612) 716-0304
December 3, 2025	Scott.Reinhard@oldnational.com

Old National Commercial Banking CEO Jim Sandgren
to retire in April 2026

EVANSVILLE, IND. (NASDAQ: ONB) – Old National Bancorp today announced that Jim Sandgren, Commercial Banking CEO, will retire in April 2026. During his distinguished nearly 35-year career with Old National, Sandgren has been instrumental in shaping the company’s commercial banking strategy, which has fueled Old National’s transformation into a $71 billion regional institution with banking centers in 10 states.
“Serving alongside and partnering with Jim Sandgren for more than a decade has been one of the great privileges of my career,” said Jim Ryan, Chairman and CEO. “His unwavering commitment to our clients, our team, and our communities has established a standard of excellence that will stand as his legacy. I am also deeply grateful for Jim’s friendship over the years, and I know he will remain Old National’s biggest champion.”
During his three decades at Old National, Sandgren has served in a variety of executive roles, including President and COO, and Southern Region CEO (which includes the Evansville market). He is a graduate of DePauw University, an honors graduate of the Stonier Graduate School of Banking, and he holds a Credit Risk Certification from the Risk Management Association.
Old National President and COO Tim Burke noted that filling the shoes of a leader with the passion, experience, and values-driven mindset of Jim Sandgren will be a challenge. “However,” said Burke, “anyone who knows Jim understands that he will make it his mission over these next few months to ensure the smoothest possible transition for our commercial bank team and our trusted clients. That is who Jim is, and that’s why his impact on our culture will be felt long after he retires.”
Beyond his professional accomplishments, Sandgren is a passionate, highly engaged leader within the Greater Evansville community. This includes holding a board role with BridgeLink while also having provided his leadership to Ascension/St. Vincent-Evansville, the University of Southern Indiana Foundation, the Southwest Indiana Chamber, Easter Seals Rehabilitation Center, and multiple United Way campaigns. He also serves on the National Board of Directors for YMCA of the USA, and he is a Board Member and Treasurer of the Indiana High School Athletic Association Foundation.
“Deciding to retire was truly difficult,” explained Sandgren. “There’s never a perfect time to step away when you absolutely love what you do and when you get to work alongside amazing, passionate people every day. Old National Bank has been my family for nearly 35 years, and I’m deeply grateful for the relationships and friendships I have built – not only with the thousands of Old National team members, past and present, who have touched my life and helped shape me into the person I am today, but also with the trusted clients and community partners that I feel honored to have served.”

ABOUT OLD NATIONAL
Old National Bancorp is the holding company of Old National Bank. As the sixth largest commercial bank headquartered in the Midwest, Old National proudly serves clients primarily in the Midwest and Southeast. With approximately $71 billion of assets and $38 billion of assets under management, Old National ranks among the top 25 banking companies headquartered in the United States. Tracing our roots to 1834, Old National focuses on building long-term, highly valued partnerships with clients while also strengthening and supporting the communities we serve. In addition to providing extensive services in consumer and commercial banking, Old National offers comprehensive wealth management and capital markets services. For more information and financial data, please visit Investor Relations at oldnational.com. In 2025, Points of Light named Old National one of "The Civic 50" - an honor reserved for the 50 most community-minded companies in the United States.
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